Exhibit 10.40

March 4, 2005

Kevin Cox

Vice President, Biotechnology

Avecia Limited

Hexagon House, Blackley

Manchester M9 8ZS

England

Re:	Agreement between Corgentech Inc. and Avecia Limited, Dated December 27, 2004

Dear Kevin:

This letter will modify the programme of work (the “Programme”) to be carried our under Schedule 1, Part B, of the Agreement dated December 27, 2004 (the “Agreement”) between Corgentech Inc. (“Corgentech”) and Avecia Limited (“Avecia”). Except as expressly set forth in this letter, all other terms of the Agreement shall remain unmodified and in full force and effect.

Under the Programme, Avecia shall perform the work set forth below.

1.	E2F Decoy Technical assistance

Perform activities to support CGT regulatory filling, support rapid resumption of E2F Decoy SSI and duplex production, prepare the facility for a FDA Pre Approval Inspection (PAI) and commercial production as outlined on the attached Schedule 1

2.	NFkappaB Decoy Technical assistance

Perform activities to support CGT knowledge of the NFkappaB Decoy as outlined in the attached Schedule 1.

3.	General Assistance

Provide summary cost monthly breakdowns between NFkappaB Decoy manufacturing, E2F Decoy technical assistance and NFkappaB technical assistance allocated by Manufacturing, QA/QC, R&T, SG&A and depreciation.

Notwithstanding anything to the contrary in Paragraphs 7 and 8 of the Programme, the only amount Corgentech shall pay to Avecia under the Programme for raw materials or Milestones, beyond amounts already paid to Avecia as of the date of this letter, shall be USD $304,000 as described in the attached letter from Avecia to CGT dated January 5, 2005.

Corgentech Inc.

By:	/s/ Jack X. Regan
Jack X. Regan
Vice President, Manufacturing

Accepted and agreed,
Avecia Limited

By:	/s/ Kevin Cox
Name:	Kevin Cox
Title:	Vice President, Biotechnology

January 5, 2005

Jerry Wroblewski

Senior Director, Manufacturing

Corgentech

650 Gateway Blvd.

South San Francisco, CA 94080

Re: Raw Material Requirements for NFkB Q1 runs

Dear Jerry:

Thanks for your call on Monday as a follow up on the information you were still waiting on us for the NFKB campaigns. As requested, here is the information you needed as a more complete breakdown of the raw material requirement for the Quarter 1 NFkappaB campaigns.

On the original schedule, when we were planning for E2F Cleaning Validation manufacture in Quarter 1, we agreed a $500,000 up-front payment to cover raw material purchase. Those material have been ordered. Many of them can be used in NFkappaB manufacture and we have redirected them in order to minimise the material costs for the NFkappaB campaign.

In addition, part of the $500,000 E2F payment has been used to partially underwrite the strategic stock of tetrazole required to support E2F manufacture through 2005/06 (as agreed in e.mail exchanges between Andy and Matt November 17).

The detailed raw material costs are embedded below. In summary the headline figures are:

	$000
Material requirement for 3 x E2F	440
Tetrazole strategic stock	90
Material requirement for 4 x NFkappaB	590
E2F stock unusable for NFkappaB	214
Balance of material cost for NFkappaB	304	*

*	304 = 590 (NFkappaB cost) – 500 (E2F payment) + 214 (E2F unusable)

These costs only encompass the external spend Avecia has borne to secure the raw materials – ie they do not take account of the Avecia internal effort required to order, receive, quarantine, test, clear, store and transfer the materials. This approach is most appropriate under these circumstances because the internal fixed costs are being covered through an alternative payment mechanism.

With this approach Corgentech will remain the named owner of the strategic stock of tetrazole and the CPG –T and Primer Support 30 HL G which was purchased under the $500,000 up-front payment for E2F cleaning validation.

If you require any further information or explanation please do not hesitate to ask.

Assuming everything has been explained to your satisfaction it is our intention to proceed with raising an invoice for $304,000 in the next few days.

Thanks so much.

Sincerely-

/s/ Shelly Adams
Shelly Adams
Director North American Sales

Q1 2005 Avecia Requirements

	In Scope to complete	Progress as possible
NFkB DECOY

•      Campaign 2, as detailed through March

•      Campaign 1 - second duplex run

•      Qualification of cleaning methods(complete)

•      Routine stability testing Campaign 1

•      Close out complaint for particulate deviation, CGT to provide information on particulate identitiy

•      Collect in-process fraction samples

•      D7000/001/04K split down/release

• Initiate Campaign 2 stability (CGT to request)

E2F DECOY

•      D1700 Restart Plan including generation/approval of all required cleaning documentation and schedule for dedicated equipment installation

•      IEX study for D1700 stress/photostability studies

•      Routine stability testing

•      Insure raw material supply to support a minimum of 2 runs of D1702 &1 run of D1701(CGT to authorize orders)

•      Close out cleaning failure investigation

•      Incorporate vendor COA’s in PDF’s for solid support

•      SOP and PI Sheet revisions

•      Trial both SSI and IP revised RP-HPLC methods and initiate SSI method qualification

•      Validate D1700 cleaning methods

•      Complete all technical reports including process validation

•      Generate and finalize a 300mmol Scale-up Plan

•      Support for Drug Product degradation studies –LCMS(scope in development)

•      Complete the stability moisture failure investigation (scope tbd)

HIF	• * Hold inventory

GENERAL	• Update Intertek Quality Agreement • Monthly Inventory Reports (all products) • PAI readiness • Address major observations from pre-audit • Control of dedicated equipment	• Scientific Publication assistance